Exhibit (10)(cu)

FIRST AMENDED AND RESTATED
KEY EMPLOYEE SEVERANCE PAY AGREEMENT

This First Amended and Restated Key Employee Severance Pay Agreement (this “Agreement”)  is made as of this 31st day of December, 2012 between MET-PRO CORPORATION, a Pennsylvania corporation with principal offices 160 Cassell Road, Harleysville, Pennsylvania (the “Corporation”), and NEAL E. MURPHY, of 1004 Rock Creek Road, West Chester, PA 19380 (the “Employee”).

RECITALS

A.           Employee has been employed as a Vice President of the Corporation since February 7, 2012 and as of the date of this Agreement serves as the Corporation’s Vice-President-Finance, Chief Financial Officer, Secretary and Treasurer.

B.            In recognition of Employee’s status as a key employee and to provide the Employee with a deserved measure of security in the event of a change in control of the Corporation, the Corporation entered into a Key Employee Severance Pay Agreement on April 2, 2012 (the “Prior Agreement”).

C.            The Corporation and Employee desire to amend and restate the Prior Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to make certain other changes, and to replace the Prior Agreement in its entirety with this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Definitions.

(a)	Change in Control. A “Change in Control” shall be deemed to have occurred as of the date of the first of the following events occur:

(i)           If any “Person” (as hereafter defined) or “Group” (as hereafter defined) of Persons, which Person or Group of Persons is not part of present “Management” (as hereafter defined), acting alone or in concert, becomes the “Beneficial Owner”  (as hereafter defined) directly or indirectly of securities of the Corporation representing thirty (30%) percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(ii)          If there occurs a change in the composition of the Board of Directors of the Corporation (the “Board”) within any period of two years or less, as a result of which the individuals who constitute the “Continuing Directors” (as hereafter defined) cease for any reason to constitute at least a majority of the Board in office at the beginning of such period; or

(iii)         Consummation of: (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Corporation immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors; or (b) the  liquidation or dissolution of the Corporation; or (c) the sale of all or substantially all of the Corporation’s assets; or

(iv)         If there shall be a change of control as defined by any other agreement or plan to which the Corporation is party.

(b)           Person.   A “Person”  is defined in same manner that the term “person” is defined and referred to in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)).

(c)           Continuing Directors. The “Continuing Directors” consist of the six persons who are members of the Board as constituted as of the date of this Agreement; provided, however, that any individual who becomes a Director subsequent to the date hereof whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors then comprising the Board shall be considered a Continuing Director; except that any individual whose initial election or appointment as a director as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered a Continuing Director.

(d)           Beneficial Owner of Securities.  A “Beneficial Owner of Securities” shall be as defined in Rule 13d-3 promulgated under the Act.

(e)           Management.  “Management” shall mean the officers of the Corporation in office at the effective date of this Agreement or their successors elected by a majority of the Continuing Directors, either alone or with any person who is a Continuing Director.

(f)           Compensation.  “Compensation” shall mean the sum of (i) the annual rate of base salary (exclusive of bonuses, sick leave, vacation pay, or other extra compensation or benefits) being paid to the Employee at the time when a Change in Control occurs or as of the date of the Involuntary Termination of Employment, whichever is higher, and (ii) the average of the annual bonus amount paid or due to the Employee for each of the three fiscal years most recently ended prior to the date of the Involuntary Termination of Employment (or, if the Employee has been employed less than three fiscal years, the actual number of fiscal years of employment completed by the Employee, with January 31, 2013 being deemed the first such fiscal year to be completed) pursuant to the Corporation’s Management Incentive Plan or any similar plan to which the Employee is party providing for the payment of annual cash incentive compensation.

(g)           Involuntary Termination of Employment.  “Involuntary Termination of Employment” shall mean the Employee’s:

(i)           Involuntary termination of employment with the Corporation   without “Cause”; or

(ii)         Voluntary termination of employment  with the Corporation for “Good Reason”;  provided, however, that a termination of employment by Employee for Good Reason shall not constitute an Involuntary Termination of Employment unless: (x) Employee first notifies the Corporation (for purposes of this subsection “Corporation” shall include any successor to the Corporation) in writing of the existence of an event constituting Good Reason within ninety (90) days of the initial existence of such event; (y) the Corporation fails to remedy the event constituting Good Reason within thirty (30) days of such notice; and (z) Employee’s termination of employment occurs no later than one (1) year following the initial existence of the event constituting Good Reason (which must in any event occur not later than eighteen (18) months after the occurrence of the Change in Control of the Corporation) .

(h)           Cause.  “Cause” for the purposes of Section 1(g)(i) shall mean one or more of the following: (i) a guilty plea, plea of nolo contendere or conviction for a felony; (ii) commission of any act constituting common law fraud; (iii) habitual drunkenness or drug abuse; (iv) willful and repeated failure to perform the duties of the position (other than on account of a disability); (v) a significant act of dishonesty to the Corporation; or (vi) a material breach of any of the Corporation’s written codes of conduct and/or ethics applicable to the Chief Financial Officer or any employee of the Corporation.

(i)            Group. “Group” shall be as used in Rule 13d-1 promulgated under the Act.

(j)            Good Reason.  “Good Reason” shall mean one or more of the following events: (i) a material diminution in Employee’s base compensation; (ii) a material diminution in Employee’s authority, title(s), duties, or responsibilities in effect immediately before such diminution; (iii) a material diminution in the budget over which Employee retains authority; or (iv) a change of more than 50 miles in the primary geographic location at which Employee is required to perform services as a result of which Employee’s normal commute immediately thereafter is increased by more than 25 miles each way.

2.             Severance Pay.  In the event of a Change in Control of the Corporation and the Employee’s Involuntary Termination of Employment within eighteen (18) months after such Change in Control of the Corporation, the Employee shall be entitled to receive the following:

(a) Severance pay equal to One Hundred Fifty Percent (150%) of the Employee’s Compensation. Such severance pay shall be due and payable in full in one lump sum payment (less all income tax, employment tax and other withholdings) on the 30th day following the date of the Employee’s termination of employment (or on the 60th day in the event the termination may be deemed a “mass layoff” under the Older Workers Benefit Protection Act  of 1990);

(b) Reimbursement to the Employee of his cost for participating in the Corporation’s health and medical plan to the extent, and for the period of time (but not to exceed 18 months after the date of the Employee’s Involuntary Termination of Employment), the Employee is entitled to such continued coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”). Notwithstanding the foregoing provisions of this Section 2(b), the COBRA Coverage will terminate immediately upon the Employee becoming entitled to participate under a health and medical plan of another employer; and

(c) The Employee’s right to exercise then-outstanding and vested options granted to the Employee to acquire stock of the Corporation shall be extended to the first to occur of (i) the second anniversary of the date of the Employee’s Involuntary Termination of Employment or (ii) the date(s) such option or options would otherwise expire;

provided, however, that  no severance compensation or benefits described in this Section 2 shall be paid or made available to the Employee in the event the Employee fails, within 21 days (or 52 days in the event the termination may be deemed a “mass layoff” under the Older Workers Benefit Protection Act of 1990) of the date of his termination of employment, to execute and deliver to the Corporation (or executes and delivers but then revokes or fails to confirm) within the time periods provided for under the Older Workers Benefit Protection Act of 1990 or other applicable law permitting the revocation of the Release) a waiver and release of all claims he, his heirs, executors, administrators, personal representatives, successors and assigns may have against the Corporation and its officers, directors, employees, agents, successors and assigns arising prior to the date that Employee signs the waiver and release (including without limitation age discrimination claims), such waiver and release being in the form as determined by the Board (the “Release”), which form of Release shall be provided to the Employee upon the date of termination of employment.

3.             Continued Performance by Employee.  In consideration of the granting of the benefits to him provided for by this Agreement, Employee agrees:

(a)           That he will continue to use his best efforts to perform his duties as assigned by the Corporation; and

(b)           That, in the event a Change in Control is pending or threatened, he will not voluntarily terminate his employment by the Corporation prior to an actual Change in Control, but will continue to perform his duties in the same manner and with the same effort as he had employed prior to the occurrence of such events.

4.             Rights to Terminate Employment.  This Agreement is not an employment agreement.  Nothing contained herein shall be deemed to preclude the present management of the Corporation or the Employee from terminating Employee’s employment, with or without cause, at any time.

5.             No Obligation to Maintain Reserves.  Nothing in this Agreement shall obligate the Corporation to set aside or earmark any of its assets to fund the obligation hereunder.

6.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

7.             Applicable Law.  This Agreement shall be interpreted under and governed by the laws of the State of Pennsylvania without giving effect to its conflict of laws provisions.

8.             Section 409A.

(a)           This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”).  Payments of Non-Qualified Deferred Compensation (as such term is defined under Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an involuntary separation from service of the Employee within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement,

(ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Employee on account of his separation from service until the first to occur of (i) the date of the Employee’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service.  Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(c)           Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of the Employee’s employment with the Corporation shall be withheld until the Employee incurs both (i) a termination of his employment relationship with the Corporation and (ii) the first instance of a “separation from service” with the Corporation, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(d)           The preceding provisions of this Section 8 shall not be construed as a guarantee by the Corporation of any particular tax effect to the Employee under this Agreement, under any plan or program sponsored or maintained by the Corporation or under any other agreement by and between the Employee and the Corporation. The Corporation shall not be liable to the Employee for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Section 409A.

9.             Section 280G.  In the event that any payments or provisions for the payment of salary, severance, benefits, perquisites and rights to the Employee made as a result of a Change in Control of the Corporation  (as defined above) shall, together with any other payment received by the Employee, be considered to be an “excess parachute payment” under Section 280G(b)(1) of the Code, this Agreement shall be construed so that the amounts to be paid to the Employee that are described as “parachute payments” under Section 280G(b)(2) of the Code shall equal the greater of (i) the amounts otherwise payable under this Agreement (determined, solely for purposes of the comparison to clause (ii), hereof, by netting out any excise tax that may be due under Section 4999 of the Code) or (ii) the maximum amount that could be paid to the Employee so that no such amount, along with all other “parachute payments” made to the Employee by the Corporation, will be deemed to constitute an “excess parachute payment” as defined under Code Section 280G(b)(1).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MET-PRO CORPORATION

/s/ Neal E. Murphy	By:	/s/ Raymond J. De Hont
Neal E. Murphy, Employee		Raymond J. De Hont - President